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                                                               Exhibit 10(q)

                             Oglebay Norton Company
                              Annual Incentive Plan
                               (Plan Description)

         Beginning with the year ended December 31, 1994, in addition to annual salary, executive officers, including the Chief Executive Officer, were eligible to receive cash bonuses under the Company's Annual Incentive Plan (the "Incentive Plan"). The Incentive Plan was adopted by the Committee in February 1994 and was effective for the year that began on January 1, 1994. The Incentive Plan is designed to directly link executive officer compensation with both corporate and individual performance.

         Under the Incentive Plan, the Committee establishes corporate, business unit and individual performance measures, such as income from operations or return on assets or achievement of specified corporate or business unit strategic objectives, for the coming year. The Committee also establishes specific performance goals applicable to each such measure. The amount of the incentive award under the Incentive Plan, if any, to a participant, including the Chief Executive Officer, is based on the participant's target award level, the weightings assigned to each corporate, business unit and individual performance measure applicable to the participant and achievement of those goals.

         Target awards are determined with reference to the participant's base salary. The target award for the Chief Executive Officer is 50% of base salary; for senior executive and other officers, 15 to 35% of base salary, certain managers, 15% of base salary and other employees, 8% of base salary. Actual awards may range from 0% to 150% of target awards, depending on the extent to which performance goals are met or exceeded. If threshold performance goals are not achieved, no award may be made under the Incentive Plan. Notwithstanding the amount of any incentive award otherwise payable under the Incentive Plan, the Committee may increase or decrease the amount of the award to an executive officer by a maximum of 25%.

         For corporate participants, the corporate performance measure accounted for 75% of the 1996 award and the individual performance, business unit performance and individual performance accounted for 35%, 50% and 15% respectively, of the 1996 award.